KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2011 THIRD QUARTER RESULTS

•	2011 third quarter earnings per share were $.94 compared with $.57 earned in the 2010 third quarter

•	2011 fourth quarter earnings per share guidance is $.97 to $1.02 compared with $.59 earned in the 2010 fourth quarter

•	2011 year earnings per share guidance raised to $3.30 to $3.35 compared with $2.15 earned in 2010

Houston, Texas (October 26, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the third quarter ended September 30, 2011 of $52.7 million, or $.94 per share, compared with $30.7 million, or $.57 per share, for the 2010 third quarter.  Consolidated revenues for the 2011 third quarter were a record $563.6 million compared with $281.3 million reported for the 2010 third quarter.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our record third quarter results were a reflection of strong United States petrochemical production levels,  stable refinery production levels, and a continued strong exportation market, all leading to high inland tank barge utilization levels and favorable term and spot contract pricing.  K-Sea Transportation Partners LLC (“K-Sea”), our coastwise and local transportation company acquired on July 1, 2011, was accretive to our third quarter operating results, but, as anticipated, K-Sea’s operating results were offset by acquisition related expenditures, and higher interest expense and common shares outstanding associated with the acquisition.”  The K-Sea acquisition is discussed in detail on page 4 of this press release.

Mr. Pyne continued, “Our record third quarter results also reflected record earnings from  United Holdings LLC (“United”), our land-based distributor and service provider of engine and transmission related products and manufacturer of oilfield service equipment acquired on April 15, 2011.  United’s operating results reflected a continued strong market for the manufacturing of hydraulic fracturing equipment and the sale and service of transmissions and engines.”

Kirby reported record net earnings attributable to Kirby for the 2011 first nine months of $126.9 million, or $2.33 per share, compared with $84.6 million, or $1.56 per share, for the first nine months of 2010.  Consolidated revenues for the 2011 first nine months were a record $1.3 billion compared with $823.2 million for the first nine months of 2010.

Segment Results – Marine Transportation
Marine transportation revenues for the 2011 third quarter were $351.2 million, a 51% increase compared with the 2010 third quarter, and operating income was $78.1 million, a 52% increase compared with the third quarter of 2010.  The positive third quarter results reflected increased production volumes by United States petrochemical producers for both domestic and foreign destinations, benefiting from low natural gas prices and its impact on the global competitiveness of the United States petrochemical industry.  As a result, Kirby’s inland petrochemical fleet was close to fully utilized, operating in the low to mid 90% utilization levels.  Kirby’s black oil products fleet also operated at close to full utilization levels, benefiting from stable United States refinery production levels, the exportation of heavy fuel oils and demand for the transportation of crude oil principally from the Eagle Ford shale formations in South Texas and from the Midwest to the Gulf Coast.  The strong utilization levels in both the petrochemical and black oil products fleets led to higher term and spot contract pricing during the quarter.  Diesel fuel prices for the 2011 third quarter increased 51% compared with the 2010 third quarter, thereby positively impacting marine transportation revenues since fuel price increases are covered by fuel escalation and de-escalation clauses in term contracts.

The higher marine transportation revenues and operating income also reflected the acquisition of K-Sea effective July 1, 2011, generating approximately 20% of the marine transportation segment’s 2011 third quarter revenues.  K-Sea’s coastwise and local fleet utilization level, primarily from the transportation of refined petroleum products, averaged in the 75% to 80% range.

The marine transportation operating margin for the 2011 third quarter was 22.2% compared with 22.1% for the third quarter of 2010, reflecting the strong petrochemical and black oil products demand, strong equipment utilization levels and higher term and spot contract pricing, partially offset by a lower K-Sea operating margin and the cost impact of higher diesel fuel prices.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2011 third quarter were $212.4 million, a 338% increase compared with the 2010 third quarter, and operating income was $21.2 million, a 371% increase compared with the third quarter of 2010.  The significantly higher revenues and operating income were attributable to United and its continued strong land-based market for manufacturing of hydraulic fracturing equipment used in recovering oil and gas reserves from United States land-based shale formations, and from the sale and service of transmissions, diesel engines and compressor systems.  For the 2011 third quarter, United generated approximately 75% of the diesel engine services segment’s revenues.

The segment also benefited from stronger service work and direct parts sales from its medium-speed and high-speed marine market, a reflection of the improved inland marine transportation market, and a continued favorable medium-speed power generation market for engine-generator set upgrade projects and direct parts and engine sales.  Service and direct parts sales in both the medium-speed and high-speed Gulf Coast oil services market generally remained weak, with some modest improvement the result of Gulf of Mexico plug and abandonment activities.

The diesel engine services operating margin was 10.0% for the 2011 third quarter compared with 9.3% for the 2010 third quarter.  The favorable operating margin reflected the stronger inland marine and power generation markets and higher than historical operating margin for United.

General Corporate Expenses
General corporate expenses for the 2011 third quarter were $7.1 million compared with $3.2 million for the 2010 third quarter, primarily reflecting acquisition transaction fees and other costs associated with the acquisition and integration of K-Sea.

Cash Generation
Kirby continued to generate strong cash flow during the 2011 first nine months, with EBITDA of $307.9 million.  The cash flow was used in part to fund capital expenditures of $163.2 million, including $110.1 million for new tank barge and towboat construction and $53.1 million primarily for upgrades to the existing fleet.  Total debt as of September 30, 2011 was $796.9 million, consisting primarily of a bank term loan issued in July 2011 to finance the K-Sea acquisition with a current balance of $513.5 million, a $200.0 million private placement loan that matures in February 2013 and $83.3 million outstanding under Kirby’s $250 million revolving credit facility.  Kirby’s debt-to-capitalization ratio was 36.0% at September 30, 2011 compared with 20.5% as of June 30, 2011 and 15.1% as of September 30, 2010.

Outlook
Commenting on the 2011 fourth quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2011 fourth quarter is $.97 to $1.02 per share, a 64% to 73% increase compared with $.59 per share reported for the 2010 fourth quarter.  Our guidance reflects close to full equipment utilization in our petrochemical and black oil products fleets and continued favorable term and spot contract rate increases.  We anticipate our inland marine transportation segment will be negatively impacted by winter weather conditions in the fourth quarter.  Our guidance also includes positive operating results from our coastwise and local markets, but due to seasonality of the refined products market and winter weather conditions we do anticipate lower operating results compared with the third quarter.  In our diesel engine services segment, we anticipate continued strong demand for the manufacturing of hydraulic fracturing equipment and sale and service of transmissions and engines, partially offset by fewer power generation engine-generator set upgrade projects during the fourth quarter.  For the 2011 year, we are raising and tightening our earnings per share guidance to $3.30 to $3.35 compared with $2.15 per share for the 2010 year.”

Mr. Pyne continued, “Our 2011 capital spending guidance range remains at $225 to $235 million, including approximately $120 million for the construction of 40 inland tank barges, two inland towboats and progress payments on 2012 inland tank barge and towboat construction.  This guidance range also includes approximately $35 million in progress payments on the construction of two offshore articulated dry-bulk barge and tugboat units scheduled for delivery in the second half of 2012 with an estimated cost of $50 million each.  The balance of approximately $70 to $80 million is primarily capital upgrades and improvements to existing marine equipment and facilities.”

K-Sea Transportation Acquisition
On July 1, 2011, Kirby purchased K-Sea, an operator of tank barges and tugboats participating in the coastwise and local transportation of primarily refined petroleum products in the United States. The total consideration of the transaction was approximately $604 million, excluding transaction fees, consisting of $228 million in cash paid to K-Sea common and preferred unit holders and the general partner, $263 million of cash to retire K-Sea’s outstanding debt, and $113 million through the issuance of approximately 1,939,000 shares of Kirby common stock valued at $58.28 per share, Kirby’s closing share price on July 1, 2011. The acquisition was financed through a combination of a new $540 million bank term loan and the issuance of Kirby common stock.

K-Sea’s fleet, comprised of 57 tank barges with a capacity of 3.8 million barrels and 63 tugboats, operates along the East Coast, West Coast and Gulf Coast of the United States, as well as in Alaska and Hawaii.  K-Sea’s tank barge fleet, 54 of which are double hull, has an average age of approximately nine years and is one of the youngest fleets in the coastwise and local trade.  K-Sea’s customers include major oil companies and refiners, many of which are current Kirby customers for inland tank barge services.  K-Sea has major operating facilities in New York, Philadelphia, Norfolk, Seattle and Honolulu.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 27, 2011, to discuss the 2011 third quarter performance as well as the outlook for the 2011 fourth quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 30918652.  An audio playback will be available at 1:00 p.m. central time on Thursday, October 27, through 5:00 p.m. central time on Friday, November 25, 2011 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2010 and 2009 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway and coastwise along all three United States coasts, Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines and transmissions, pumps and compression products, and manufacturers oil field service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the period ended June 30, 2011 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$351,206	$232,785	$859,495	$682,603
Diesel engine services	212,376	48,532	440,777	140,636
	563,582	281,317	1,300,272	823,239
Costs and expenses:
Costs of sales and operating expenses	378,520	172,029	858,928	505,908
Selling, general and administrative	52,780	29,334	121,284	90,366
Taxes, other than on income	3,244	3,092	10,468	10,171
Depreciation and amortization	36,827	24,135	90,233	70,359
Loss (gain) on disposition of assets	(97)	(8)	(71)	55
	471,274	228,582	1,080,842	676,859
Operating income	92,308	52,735	219,430	146,380
Other income (expense).	(6)	131	123	173
Interest expense	(5,974)	(2,750)	(12,085)	(8,115)
Earnings before taxes on income	86,328	50,116	207,468	138,438
Provision for taxes on income	(32,734)	(19,211)	(78,745)	(52,979)
Net earnings	53,594	30,905	128,723	85,459
Less: Net earnings attributable to noncontrolling interests	(860)	(218)	(1,867)	(830)

Net earnings attributable to Kirby	$52,734	$30,687	$126,856	$84,629

Net earnings per share attributable to Kirby common stockholders:
Basic	$.95	$.57	$2.33	$1.57
Diluted	$.94	$.57	$2.33	$1.56
Common stock outstanding (in thousands):
Basic	55,151	53,318	53,853	53,430
Diluted	55,371	53,439	54,066	53,559

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter			Nine Months
	2011	2010		2011	2010
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$52,734		$30,687	$126,856	$84,629
Interest expense	5,974		2,750	12,085	8,115
Provision for taxes on income	32,734		19,211	78,745	52,979
Depreciation and amortization	36,827		24,135	90,233	70,359
	$128,269		$76,783	$307,919	$216,082

Capital expenditures	$65,237		$40,399	$163,210	$108,036
Acquisitions of businesses and marine equipment	$486,365	$	―	$816,767	$ ―

				September 30,
				2011	2010
				(unaudited, $ in thousands)
Cash and cash equivalents				$8,365	$149,204
Long-term debt, including current portion				$796,882	$200,151
Total equity				$1,417,757	$1,125,731
Debt to capitalization ratio				36.0%	15.1%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Marine transportation revenues	$351,206	$232,785	$859,495	$682,603

Costs and expenses:
Costs of sales and operating expenses	210,810	135,897	515,250	402,551
Selling, general and administrative	27,052	20,237	65,856	61,971
Taxes, other than on income	2,786	2,809	9,352	9,325
Depreciation and amortization	32,449	22,440	79,869	65,391
	273,097	181,383	670,327	539,238

Operating income	$78,109	$51,402	$189,168	$143,365

Operating margins	22.2%	22.1%	22.0%	21.0%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Diesel engine services revenues	$212,376	$48,532	$440,777	$140,636

Costs and expenses:
Costs of sales and operating expenses	167,710	36,132	343,678	103,357
Selling, general and administrative	19,405	6,639	42,435	19,683
Taxes, other than income	448	272	1,082	822
Depreciation and amortization	3,633	989	8,185	3,114
	191,196	44,032	395,380	126,976

Operating income	$21,180	$4,500	$45,397	$13,660

Operating margins	10.0%	9.3%	10.3%	9.7%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

General corporate expenses	$7,078	$3,175	$15,206	$10,590

Loss (gain) on disposition of assets	$(97)	$(8)	$(71)	$55

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2011	2010	2011	2010

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,552	3,246	10,022	9,640
Revenue/Ton Mile (cents/tm) (3)	7.6	6.9	7.6	6.8
Towboats operated (average) (4)	244	217	241	221
Delay Days (5)(5)	1,111	1,006	5,056	4,274
Average cost per gallon of fuel consumed	$3.27	$2.17	$3.06	$2.20

Barges (active):
Inland tank barges			827	850
Coastwise and local tank barges			57	―
Coastwise dry cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			16.3	16.4
Coastwise and local tank barges			3.8	―

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded inland tank barge is moved.  Example:  A typical 30,000 barrel inland tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2011 inland marine transportation revenues of $270,363,000 divided by 3,552,000,000 marine transportation ton miles = 7.6 cents.

(4)	Towboats operated are the average number of owned and chartered inland towboats operated during the period.
(5)
Delay days measures the lost time incurred by an inland tow (inland towboat and one or more inland tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.